Exhibit 10(jj)
Memorandum
Northrop Grumman Systems Corporation

To: Kathy J. Warden	From: Denise Peppard

Subject: Relocation	Date: December 1, 2015

This Memorandum sets forth the terms of your relocation to Maryland, in connection with your election to Corporate Vice President and President, Mission Systems, effective January 1, 2016.
The Company will pay you $250,000, less applicable withholding (“Relocation Payment”), on or before December 31, 2015, subject to all of the terms set forth in this Memorandum and only if you satisfy all of the following conditions (“Conditions”):

•
You remain continuously and actively employed by the Company (except for legally protected absences) through December 31, 2017, you continue to perform in accordance with expected standards of performance, and you continue to comply with the policies, practices and procedures relevant to your employment with the Company; and

•	You forfeit any other reimbursements that would normally be provided under the Company’s relocation policy.
If you do not satisfy all of the Conditions, you will be required to immediately return the Relocation Payment. However, if the Company terminates your employment other than for Cause prior to December 31, 2017 and you continue to meet the Conditions up to and including such termination date, you will not be required to return the Relocation Payment, provided that you first sign a release of claims acceptable to the Company no later than your termination date, and do not revoke the signed release. (For purposes of this Memorandum, “Cause” includes unsatisfactory performance, violations of company policies or procedures, and/or any significant breach of the Company’s values, ethics or standards of business conduct.) Further, if you resign your employment with the Company prior to December 31, 2017 and meet the Conditions up to and including your termination date, you will only be required to pay back a prorated portion of the Relocation Payment (i.e., the number of full or partial calendar months from the termination date to December 31, 2017 divided by 25).

Any legal claim regarding this Memorandum shall be resolved in accordance with the arbitration procedures set forth in Corporate Procedure H103A, except that you and the Company shall share equally the fees and costs of the arbitrator and the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys’ fees and costs. Further, any arbitration hearing and related proceeding shall be convened in Falls Church, VA.

Nothing in this Memorandum entitles you to continued employment with the Company for any duration of time, in any particular position or responsibility, or at any particular level of compensation or benefits. This Memorandum shall only entitle you to the payment of the Relocation Payment described above, if applicable.

This Memorandum shall supersede all other understandings or agreements regarding your relocation. This Memorandum shall be governed by and interpreted and enforced in accordance

Relocation Memorandum
Kathy J. Warden

with the laws of the Commonwealth of Virginia, without regard to rules regarding conflicts of law.

Please sign below acknowledging your agreement to the terms and conditions of this Memorandum. Thank you for your continued contributions to the Company.

I acknowledge receipt of this Memorandum and agree to its terms and conditions:

Kathy J. Warden:/s/ Kathy J. Warden                Date:12/1/15